Exhibit 99.1

NORTHERN HANCOCK BANK & TRUST CO.	REVOCABLE PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NORTHERN HANCOCK BANK & TRUST CO. (“NORTHERN HANCOCK”) FOR USE ONLY AT THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 20, 2017 AND ANY ADJOURNMENT THEREOF.

The undersigned hereby appoints Mark A. Mangano and Tracy H. Mangano, and each of them, with full powers of substitution, as proxies, to vote the shares of common stock of Northern Hancock held of record by the undersigned at the Special Meeting of Shareholders to be held at Northern Hancock’s main office located at 226 Washington Street, Newell West Virginia on July 20, 2017, at 5:00 p.m., local time, and at any adjournment thereof, with all the powers that the undersigned would possess if personally present, as follows:

1.	Proposal to adopt and approve the Agreement and Plan of Merger dated as of May 4, 2017, by and between Emclaire Financial Corp and Northern Hancock and a related Agreement of Merger, by and between Northern Hancock and The Farmers National Bank of Emlenton, the wholly owned banking subsidiary of Emclaire, pursuant to which Northern Hancock will merge with and into Farmers National (the “Merger Proposal”).

☐	FOR	☐	AGAINST	☐	ABSTAIN

2.	Proposal to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies in favor of adoption and approval of the Merger Proposal.

☐	FOR	☐	AGAINST	☐	ABSTAIN

In their discretion, the proxies are authorized to vote with respect to matters incident to the conduct of the meeting, and upon such other matters as may properly come before the meeting.

(Please sign on reverse side.)

The Board of Directors recommends that you vote FOR adoption and approval of the Merger Proposal, and FOR the adjournment of the Special Meeting, if necessary, to solicit additional proxies in favor of adoption and approval of the Merger Proposal. You are encouraged to specify your choices by marking the appropriate boxes above; however, you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. This proxy may be revoked at any time before it is exercised.

Shares of Common Stock of Northern Hancock will be voted as specified. If you return a signed proxy but no specification is made, shares will be voted FOR adoption and approval of the Merger Proposal, and FOR the adjournment of the Special Meeting, if necessary, to solicit additional proxies in favor of adoption and approval of the Merger Proposal, and otherwise at the discretion of the proxies.

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders of Northern Hancock Bank & Trust Co. called for July 20, 2017, and the accompanying proxy statement/ prospectus prior to the signing of this Proxy.

Certificate Number:

Name of Stockholder:

Number of Shares Owned:

Please be sure to sign and date this Proxy below.

Date:

Stockholder sign above	—	co-holder (if any) sign above.

NORTHERN HANCOCK BANK & TRUST CO.

Please sign this Proxy exactly as your name(s) appear(s) on this Proxy. When signing in a representative capacity, please give title. When shares are held jointly, only one holder need sign.

PLEASE ACT PROMPTLY

MARK, SIGN, DATE AND MAIL YOUR PROXY CARD TODAY